Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

205 Concourse Boulevard | Santa Rosa, CA 95403

For Immediate Release

Vintage Wine Estates Executes on Strategy for Fiscal 2021

with Revenue Growth of 16% to $221 million

•
Delivered on growth plans:
•
Completed two accretive, synergistic acquisitions since going public
•
Generated strong growth in its direct-to-customer and business-to-business market channels demonstrating value of multi-channel marketing platform
•
Expanding bottling capacity nearly 100% to over 13.5 million cases per year
•
Exceeded fiscal year revenue target with $4.1 million in net income while exceeding proforma adjusted EBITDA1 target
•
Shipped 1.9 million cases in the fastest growing premium and luxury segments
•
Reiterated fiscal year 2022 guidance of over 35% pro forma adjusted EBITDA2 growth
•
Public listing provided financial strength to execute growth plans with $234 million of liquidity at fiscal year end
•
Robust acquisition pipeline expected to accelerate rate of adding more brands, deepening omni channel presence and creating operating leverage

SANTA ROSA, Calif., September 28, 2021 – Vintage Wine Estates, Inc. (NASDAQ: VWE) (TSX: VWE.U) (TSX: VWE.WT.U) (“VWE” or the “Company”), one of the fastest-growing wine producers in the U.S. with an industry leading direct-to-customer platform, today reported its financial results for its fourth quarter and fiscal year ended June 30, 2021 (“fiscal 2021”). Results include the additions of Kunde Family Winery ("Kunde") acquired on April 19, 2021, and The Sommelier Company ("TSC") acquired on June 22, 2021.

Pat Roney, Founder and Chief Executive Officer, commented, “These have been exciting times for Vintage Wine Estates. We completed the transaction to become a public company and our common stock began trading on the Nasdaq and TSX on June 8, 2021. With this transaction, we added capital to enable us to accelerate consolidation of the fragmented premium brand wine market in the U.S. We believe we clearly demonstrated our ability to execute on our strategy to grow both organically and through acquisitions with our first fiscal year results as a public company. VWE’s key growth drivers are the combination of our omni-channel strategy and acquisition capabilities, which have enabled us to deliver strong, above market growth in revenue and EBITDA. We believe our strategy drives growth, improves profitability and ultimately generates strong cash flow that enables reinvestment for continued expansion.”

He added, “Since becoming a public company has temporarily strained our resources, we are building out our team, outsourcing where needed and implementing processes to improve our capabilities. I believe we are addressing these challenges full on and are entering fiscal 2022 in a strong position to continue to execute on our growth and achieve our vision to be one of the fastest growing vintners in the U.S. offering a broad collection of wines, serving our customers’ lifestyles and interests, all while maintaining a humble and entrepreneurial spirit.”

_______________________

1 Proforma adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

2 Expected proforma adjusted EBTIDA is a forward looking non-GAAP measure. Please see related disclosures regarding the infeasibility of reconciling forward-looking non-GAAP measures.

Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Fiscal 2021 Financial Results Review

Revenue and Volume (See additional segment data in the attached tables)

Fiscal 2021 net revenue of $220.7 million was up $30.8 million, or 16.2%, over the prior fiscal year driven by volume growth and improved mix across segments. Acquisitions contributed $2.3 million in net revenue for the year.

	VWE 9L Equivalent Case Sales by Segment
	Year ended June 30,
(in thousands)	2021	2020	Unit Change	% Change
Wholesale	969	1,037	-68	-6.6%
B2B	558	411	147	35.8%
DTC	348	274	74	27.0%
Total case volume	1,875	1,722	153	8.9%

Case volume was up 9% for the fiscal year, driven by volume increases in the Business-to-Business (“B2B”) and Direct-to-Customer (“DTC”) segments. Although volume was 6.6% lower in Wholesale, revenue was down just 3.3% as a result of improved mix and the Kunde acquisition. B2B volume grew 35.8% for the year while revenue increases 43.3%, reflecting the Company’s expanded relationships in private label and custom wine production. DTC volume was up 27.0% while revenue increased 19.7% due to the change in mix within the channel which was more oriented toward special programming through a large e-commerce company.

Gross Profit and Margin

Gross profit was up $3.7 million to $75.4 million, an increase of 5.2%. Gross margin of 34.1% was impacted by atypical year end inventory adjustments of approximately $9.0 million (11.9% impact on margin), primarily related to the impact of wildfires on the 2020 harvest and product mix, as well as a $4.8 million gain from litigation proceeds. The shift in mix to greater B2B volume, which is the lowest gross margin business, combined with a shift of channels within the DTC segment had an approximate 5.5% impact on margin.

Operating Expenses

Operating expenses increased $2.3 million, or 3.6%, to $66.2 million. Gains realized from the dispositions of assets, litigation proceeds and remeasurement of contingent consideration liabilities partially offset the $7.8 million, or 12.1%, increase in selling, general and administrative expenses (“SG&A”). Higher SG&A reflected incremental costs related to the going-public and business combination transaction, increased personnel costs, higher insurance costs, and elevated freight costs.

Operating and Net Income

Income from operations increased 18.6% to $9.2 million. Operating margin for fiscal 2021 was 4.2%, up 8 basis points from fiscal 2020. Mix, inventory adjustments related to the impact of wildfires in the 2020 harvest and transaction expenses were the primary impacts on operating income and margin, partially offset by gains on asset dispositions, litigation proceeds and a sale leaseback.

Interest expense for fiscal 2021 was $11.6 million, down $3.8 million, or 24.9%, as a result of lower realized rates and a lower average balance. In fiscal 2021, VWE recognized $6.6 million for the forgiveness of the loan granted under the Paycheck Protection Program and $6.1 million in unrealized gain on interest rate swap agreements.

Net income available to VWE common shareholders for fiscal 2021 was $4.1 million, significantly improved over the loss of $14.7 million in the prior year. On a per diluted share basis, net income available to VWE common shareholders was $0.14 for fiscal 2021.

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Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Adjusted EBITDA

Adjusted EBITDA for fiscal 2021 was $39.2 million, or 17.7% of net revenue, delivering growth of 42.0% over the prior fiscal year adjusted EBITDA of $27.5 million.

On a pro forma basis, which includes the acquisitions as if owned for the full fiscal year, adjusted EBITDA was $46.4 million and pro forma adjusted EBITDA margin was 19.3% achieving/exceeding its previous guidance of pro forma adjusted EBITDA of $46.1 million.

NOTE: Adjusted EBITDA, pro forma adjusted EBITDA and adjusted EBITDA margin are all non-GAAP metrics. Please see the relevant disclosures and reconciliations of GAAP to non-GAAP measures in the tables that accompany this release.

Fourth Quarter 2021 Financial Results Review

Revenue for the quarter was up 36.8% to $57.0 million driven by strength in all segments. Acquired revenue was $2.3 million in the quarter and was primarily in Wholesale and DTC. Gross profit of $11.1 million, or 19.5% of sales, reflected the impact of approximately $9.0 million in atypical yearend inventory adjustments primarily in the fourth quarter, as well as the shift in sales mix. B2B net revenue grew 51.5% to $19.7 million in the quarter and represented 34.6% of revenue, higher than the historical average, as a result of strong growth in private label and custom wine programs, which are lower margin business. DTC net revenue grew 17.8% in the quarter with high volume growth in special programming through a large e-commerce company.

Operating loss in the quarter of $10.9 million primarily resulted from the $9.0 million of inventory adjustments, $1.5 million in costs related to the impacts of a delayed brand launch during COVID restrictions, $1.3 million of going-public and business combination transaction expenses and $1.1 million associated with the impairment of intangible assets.

Net loss allocable to VWE common shareholders for the fourth quarter of fiscal 2021 was $6.1 million compared with net income of $0.7 million in the prior-year period. On a per diluted share basis, net loss allocable to VWE common shareholders was $0.18 for the fourth quarter.

Adjusted EBITDA for the fourth quarter was $8.8 million, or 15.4% of net revenue, delivering growth of 12.8% over the prior-year period. Adjusted EBITDA growth was driven by strong sales growth offset somewhat by a shift in sales mix.

Strong Balance Sheet with Financial Flexibility

Successful Business Combination Provides Financial Strength to Fund Growth Plans

On June 7, 2021, Vintage Wine Estates and Bespoke Capital Acquisition Corp., combined to form Vintage Wine Estates, Inc.

The transaction enabled the paydown of $131 million in debt and infused $70 million of cash into the Company.

Liquidity

At fiscal year end, the Company had approximately $234 million in liquidity available for organic investments and acquisitions. This included $118.9 million in unrestricted cash and approximately $115 million available under its revolving line of credit.

Capital Investments

Capital expenditures in fiscal 2021 were $38.3 million and included investments made to nearly double bottling capacity to 13.5 million cases per year and consolidate warehousing to drive efficiencies. Capital expenditures for fiscal 2022 are expected to be approximately $5 million to $9 million.

Fiscal Year 2022 Outlook

Mr. Roney concluded, “As a leading vintner in the U.S., we believe we have the right strategy to continue our above industry average growth, are building the team to execute on our plan and are innovating with quality brands that give us a competitive advantage in this growing market. In addition, the VWE acquisition pipeline is very robust. We had initially expected to close one to two acquisitions per year, but now believe we can up that pace to three per year in fiscal 2022. There’s a great deal of opportunity to increase our presence in the fragmented and fast-growing luxury and premium wine markets. In this space, we believe we can create more value for both the consumer and our shareholders.”

For fiscal 2022, the Company expects to continue its growth both organically and through acquisitions:

•
Expects pro forma net revenue of approximately $265 million to $275 million, and
•
Expects pro forma adjusted EBITDA of approximately $63 million to $65 million representing adjusted EBITDA margin of approximately 24%

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Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Note regarding forward looking non-GAAP metrics: VWE cannot provide a reconciliation between its forecasted Adjusted EBITDA and net revenue metrics to the nearest GAAP measure without unreasonable effort or expense due to the inherent difficulty of forecasting and providing reliable estimates for certain items. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. These items reside outside the Company’s control and may vary greatly between periods and could significantly impact future financial results. For more information regarding the use of non-GAAP measures, please see discussion provided under Non-GAAP Financial Information in this press release and the Company’s filings with the SEC.

Acquisition of Vinesse

In a separate release today, VWE announced plans to acquire Vinesse, LLC a long-standing direct to consumer platform company specializing in wine clubs with over 60,000 members. The acquisition further strengthens VWE’s portfolio and position as a leader in the direct-to-consumer wine market. The acquisition is expected to close on October 1, 2021.

Material Weakness and Filing of Annual Report on Form 10-K

During the annual audit process, VWE identified that it had a material weakness related to the process and controls surrounding inventory. Specifically, the Company did not have effective business processes and controls to perform reconciliations of certain inventory-related account balances. The Company is actively pursuing resources necessary to remediate this deficiency.

The Company filed a Form 12b-25 with the Securities and Exchange Commission noting it would require additional time to complete its Annual Report on Form 10-K. Personnel shortages, the untimely death of a key staff member and turnover in its finance and accounting department, encumbered efforts to complete the year end closing activities on time to meet the September 28, 2021 10-K filing due date. VWE expects to file its Annual Report on Form 10-K within the allowed 15-day extension period.

Conference Call and Webcast

The Company will host a conference call to discuss these results tomorrow, September 29, 2021 at 10:00 AM ET/ 7:00 AM PT. Investors interested in participating in the live call can dial 646-904-5544 and use access code 925261.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at https://ir.vintagewineestates.com/. The webcast will be archived as well for replay and a transcript will be posted once available.

About Vintage Wine Estates, Inc.

Vintage Wine Estates is a family of wineries and wines whose mission is to produce the finest quality wines and provide incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon and Washington State. Since its founding 20 years ago, the Company has grown to be the 15th largest wine producer in the U.S. selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale and exclusive brand arrangements with national retailers. While VWE is diverse across price points and varietals with over 50 brands ranging from $10 to $150 at retail, its primary focus is on the fastest growing premium segment of the wine industry with the majority of brands selling in the $12 to $20 price range. The Company regularly posts updates and additional information at https://www.vintagewineestates.com.

Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”), VWE uses Adjusted EBITDA to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance, including COVID-related adjustments. On a pro forma basis, Adjusted EBITDA gives effect to the acquisition of Kunde and TSC, as if the acquisitions had occurred on July 1, 2020.

Adjusted EBITDA is not a recognized measure of financial performance under GAAP. VWE believes this non-GAAP measure provides investors with additional insight into the underlying trends of VWE’s business and assists in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA has certain limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating Adjusted EBITDA, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of Adjusted EBITDA should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA.

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Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “model,” “outlook,” “plan,” “pro forma,” “project,” “seek,” “should,” “will,” “would” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, business plans and strategies, expansion and acquisition opportunities, growth prospects and consumer and industry trends and statements regarding estimates of inventory adjustments and possibility of other further adjustments, regarding the timing required to finalize them, determination of the periods to which they relate and the possibility of other adjustments in the audit process or our financial reporting process generally. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of VWE’s management and are not guarantees of actual performance. These forward-looking statements are provided only to provide information currently available to us and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the results of the Company’s internal and external audit and other financial reporting procedures, whether VWE is able to complete them by October 13, 2021 as currently expected, the Company’s ability to remediate the material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, including the ability to recruit and train audit, accounting and other personnel, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, fluctuations in prices, interest rates and market demand; failure to realize the anticipated benefits of combination with Bespoke Capital Acquisition Corp.; risks relating to the uncertainty of the projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s significant reliance on its distribution channels; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with acquisitions; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to make payments on its indebtedness; and those factors discussed in documents of VWE filed, or to be filed, with the U.S. Securities and Exchange Commission (“SEC”) or Canadian securities regulatory authorities. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this press release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors ir@vintagewineestates.com	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

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Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	Year ended	Year ended
	June 30, 2021	June 30, 2020
ASSETS
Current assets
Cash	$123,679,000	$1,750,500
Accounts receivable, net	14,639,000	10,197,800
Related party receivables	-	1,080,800
Other receivables	14,044,000	9,588,300
Inventories	221,145,000	206,457,400
Prepaid expenses and other current assets	8,538,000	4,423,100
Total current assets	382,045,000	233,497,900

Property, plant, and equipment, net	213,673,000	162,172,500
Goodwill	109,895,000	87,122,900
Intangible assets, net	36,079,000	26,110,200
Other assets	1,221,000	2,783,000
Total assets	$742,913,000	$511,686,500
LIABILITIES, REDEEMABLE STOCK AND NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$87,351,000	$162,544,500
Accounts payable	16,716,000	15,124,800
Accrued liabilities and other payables	25,078,000	13,325,400
Related party liabilities	-	12,214,900
Current maturities of long-term debt	17,052,000	16,298,400
Total current liabilities	146,197,000	219,508,000
Other long-term liabilities	2,767,000	1,057,000
Long-term debt, less current maturities	189,453,000	143,039,000
Interest rate swap liabilities	13,807,000	19,943,200
Deferred tax liability	16,752,000	5,686,700
Deferred gain	12,000,000	13,334,800
Total liabilities	380,976,000	402,568,700
Commitments and contingencies
Redeemable noncontrolling interest	1,681,700	1,381,700
Stockholders' equity
Preferred stock, no par value; 200,000,000 shares authorized; and none issued and outstanding at June 30, 2021 and 2020, respectively	-	-
Common stock, no par value; 200,000,000 shares authorized; and 60,461,611 issued and outstanding at June 30, 2021 and 2020, respectively	-	-
Additional paid-in capital	528,274,000	92,939,400
Retained earnings	(167,541,700)	15,191,300
Total Vintage Wine Estates, Inc. stockholders' equity	360,732,300	108,130,700
Noncontrolling interests	(477,000)	(394,600)
Total stockholders' equity	360,255,300	107,736,100
Total liabilities, redeemable stock and noncontrolling interest, and stockholders' equity	$742,913,000	$511,686,500

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Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2021	2020	2021	2020
Net Revenue
Wine and spirits	$45,245,900	$33,460,900	$177,331,400	$155,740,600
Nonwine	11,787,600	8,238,300	$43,411,000	34,178,000
TOTAL NET REVENUE	57,033,500	41,699,200	220,742,400	189,918,600
Cost of Revenue
Wine and spirits	37,170,100	19,831,500	$119,350,000	98,235,800
Nonwine	8,753,400	4,984,900	$26,041,000	20,050,900
Total Cost of Revenue	45,923,500	24,816,400	145,391,000	118,286,700
GROSS PROFIT	11,110,000	16,882,800	75,351,400	71,631,900
Selling, general, and administrative expenses	21,573,000	14,024,100	72,505,400	64,698,800
Impairment of intangible assets	1,081,000	1,281,000	1,081,000	1,281,000
(Gain) on sale of property, plant and equipment	(337,400)	(1,161,200)	(2,336,000)	(1,051,700)
Gain on litigation proceeds	-	-	(4,750,000)	-
Gain on remeasurement of contingent consideration liabilities	(328,800)	(1,034,500)	(328,800)	(1,034,500)
INCOME FROM OPERATIONS	(10,877,800)	3,773,400	9,179,800	7,738,300
OTHER INCOME (EXPENSE)
Interest expense	(2,407,800)	(2,329,400)	(11,581,000)	(15,422,100)
Net unrealized gain (loss) on interest rate swap agreements	(2,076,200)	(1,830,200)	6,136,000	(12,945,200)
Gain on Paycheck Protection Program loan forgiveness	6,604,200	-	6,604,200	-
Other, net	(168,600)	481,100	515,000	971,900
TOTAL OTHER INCOME (EXPENSE), NET	1,951,600	(3,678,500)	1,674,200	(27,395,400)
Income (loss) before provision for income taxes	(8,926,200)	94,900	10,854,000	(19,657,100)
Income tax provision	3,750,400	1,927,200	(766,600)	9,957,000
NET INCOME (LOSS)	(5,175,800)	2,022,100	10,087,400	(9,700,100)
Net loss (income) attributable to the noncontrolling interests	126,500	(75,600)	(217,000)	(41,200)
NET INCOME (LOSS) ATTRIBUTABLE TO VINTAGE WINE ESTATES, INC.	(5,049,300)	1,946,500	9,870,400	(9,741,300)
Accretion on redeemable Series B stock	1,025,300	1,237,700	5,785,000	4,978,000
NET INCOME (LOSS) ALLOCABLE TO COMMON STOCKHOLDERS	$(6,074,600)	$708,800	$4,085,400	$(14,719,300)

Net earnings (loss) per share allocable to Series A stockholders
Basic	$(0.18)	$0.03	$0.14	$(0.67)
Diluted	$(0.18)	$0.03	$0.14	$(0.67)
Weighted average shared used in the calculation of earnings (loss) per share allocable to common stockholders
Basic	33,056,071	21,920,583	24,696,828	21,920,583
Diluted	33,056,071	22,131,834	25,179,502	21,920,583

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Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Vintage Wine Estates, Inc.

Segment Data

(Unaudited)

	Three months ended June 30,
Net Revenue	2021	2020	$ Change	% Change
Wholesale	$17,509,200	$13,470,700	$4,038,500	30.0%
Direct to Consumer	17,954,400	15,238,900	2,715,500	17.8%
Business to Business	19,736,200	13,023,600	6,712,600	51.5%
Other/ Non-Allocable	1,833,700	(34,000)	1,867,700	(5,493.2%)
Total	$57,033,500	$41,699,200	$15,334,300	36.8%

	Year ended June 30,
Net Revenue	2021	2020	$ Change	% Change
Wholesale	$72,907,700	$75,434,700	$(2,527,000)	(3.3%)
Direct to Consumer	66,604,800	55,638,600	10,966,200	19.7%
Business to Business	77,440,100	54,056,300	23,383,800	43.3%
Other/ Non-Allocable	3,789,800	4,789,000	(999,200)	(20.9%)
Total	$220,742,400	$189,918,600	$30,823,800	16.2%

	Three months ended June 30,
Operating Income	2021	2020	$ Change	% Change
Wholesale	$284,200	$3,488,300	$(3,204,100)	(91.9%)
Direct to Consumer	$1,438,500	$3,043,200	(1,604,700)	(52.7%)
Business to Business	$(107,900)	$3,980,800	(4,088,700)	(102.7%)
Other/ Non-Allocable	$(12,492,600)	$(6,638,900)	(5,853,700)	88.2%
Total	$(10,877,800)	$3,873,400	$(14,751,200)	(380.8%)

	Year ended June 30,
Operating Income	2021	2020	$ Change	% Change
Wholesale	$15,044,400	$14,776,700	$267,700	1.8%
Direct to Consumer	11,435,800	7,149,400	4,286,400	60.0%
Business to Business	17,943,900	14,783,300	3,160,600	21.4%
Other/ Non-Allocable	(35,244,300)	(28,971,100)	(6,273,200)	21.7%
Total	$9,179,800	$7,738,300	$1,441,500	18.6%

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Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Vintage Wine Estates, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended		Year Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income (loss)	$(5,175,800)	$2,022,100	$10,087,400	$(9,700,100)
Interest expense	2,407,900	2,329,400	11,581,000	15,422,100
Income tax provision (benefit)	(3,750,400)	(1,927,200)	766,600	(9,957,000)
Depreciation and amortization	4,189,500	3,533,200	11,921,300	11,804,800
Amortization of label design fees	339,700	111,600	590,200	260,400
Gain on litigation proceeds	-	-	(3,845,000)	-
Taint provision	-	-	-	4,859,000
Stock-based compensation expense	2,733,000	(116,200)	3,334,100	289,300
Inventory adjustment for casualty losses	-	-	3,301,700	-
Inventory adjustments	9,000,000	-	9,000,000	-
PPP loan forgiveness	(6,604,200)	-	(6,604,200)	-
Net unrealized (gain) loss on interest rate swap agreements	2,076,200	1,830,200	(6,136,000)	12,945,200
(Gain) loss on disposition of assets	(3,700)	(1,927,200)	(1,002,500)	(1,051,700)
Deferred gain on sale leaseback	(333,400)	766,000	(1,333,500)	-
Deferred lease adjustment	(23,300)	124,500	352,300	500,100
Transaction expenses	1,324,200	-	4,339,000	-
Impairment of intangible assets	1,081,000	1,281,000	1,081,000	1,281,000
Remeasurement of contingent consideration liabilities	(328,800)	(1,034,500)	(328,800)	(1,034,500)
Post acquisition accounts receivable write-down	109,000	434,000	109,000	434,000
COVID Impact	1,462,500	200,000	1,562,500	200,000
Inventory acquisition basis adjustment	303,600	152,900	401,100	1,271,000
Adjusted EBITDA	$8,807,000	$7,779,800	$39,177,200	$27,523,600
Revenue	57,033,500	41,699,200	220,742,400	189,918,600
Adjusted EBITDA Margin	15.4%	18.7%	17.7%	14.5%

Use of Non-GAAP Measures

In addition to results determined in accordance with GAAP, the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry, when considered alongside other GAAP measures.

Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, non-recurring, or other items included in net income that the Company does not consider indicative of its ongoing operating performance, including COVID-related adjustments. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenue.

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Vintage Wine Estates, Inc. Executes on Strategy For Fiscal 2021 with Revenue Growth of 16% to $221 Million

September 28, 2021

Vintage Wine Estates, Inc.

Reconciliation of Pro Forma Non-GAAP Financial Measures

(Unaudited)

	Year Ended June 30,	Year Ended June 30,
	2021	2020
Net Revenue	$220,742,400	$189,918,600

Pro forma adjustment for full year impact of Kunde	14,469,000	-
Pro forma adjustment for full year impact of The Sommelier Company	5,085,000	-
Pro Forma Adjustments	19,554,000	-
Pro Forma Net Revenue	$240,296,400	$189,918,600
Adjusted EBITDA
Net income/(loss)	$10,087,400	(9,700,100)
Income tax provision/(benefit)	766,600	(9,957,000)
Interest expense	11,581,000	15,422,100
PPP Loan Forgiveness	(6,604,200)	-
Net unrealized/(gain) loss on interest rate swap agreements	(6,136,000)	12,945,200
Stock-based compensation expense	3,334,100	289,300
Depreciation and Amortization	11,921,300	11,804,800
Amortization of label design fees/customer lists	590,200	260,400
Impairment of intangible assets	1,081,000	1,281,000
Gain on litigation proceeds	(3,845,000)	-
Remeasurement of contingent consideration liabilities	(328,800)	(1,034,500)
(Gain)/loss on disposition of assets	(2,336,000)	(1,051,700)
Deferred rent adjustment	352,300	500,100
Transaction expenses	4,339,000	-
Smoke taint reserve vineyard	-	4,859,000
Inventory adjustment for casualty losses - vineyard	3,301,700	-
Inventory Adjustments	9,000,000	-
Post Acquisition Write down	109,000	434,000
Inventory acquisition basis adjustment	401,100	1,271,000
COVID Impact (includes Gaze brand launch costs inv WO)	1,562,500	200,000
Adjusted EBITDA	$39,177,200	$27,523,600
Pro forma adjustment for full year impact of Kunde	4,065,000	-
Pro forma adjustment for full year impact of The Sommelier Company	3,174,000	-
Pro Forma Adjustments	7,239,000	-
Pro Forma Adjusted EBITDA	$46,416,200	$27,523,600
Pro Forma Adjusted EBITDA Margin	19.3%	14.5%

NOTE:
On a pro forma basis, Adjusted EBITDA gives effect to the acquisition of Kunde and TSC, as if the acquisitions had occurred on July 1, 2020.

Pro forma net revenue and EBITDA adjustments for Kunde were $14,469,000 and $4,065,000, respectively. The adjustments reflect the financials for the period from July 1, 2020 to April 18, 2021 - i.e., the period prior to its acquisition on April 19, 2021.

Pro forma net revenue and EBITDA adjustments for The Sommelier Company were $5,085,000 and $3,174,000, respectively. The Sommelier Company was acquired on June 22, 2021. The financials reflect The Sommelier Company management accounts for the 12-month period ended April 30, 2021.

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